Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-147737

March 19, 2009

UNITED PARCEL SERVICE, INC.

3.875% Notes Due 2014

Issuer:	United Parcel Service, Inc.

Aggregate Principal Amount Offered:	$ 1,000,000,000

Maturity Date:	April 1, 2014

Coupon (Interest Rate):	3.875%

Price to Public (Issue Price):	99.778%

Yield to Maturity:	3.924%

Benchmark Treasury:	1.875% due February 28, 2014

Benchmark Treasury Price and Yield:	101-06 and 1.624%

Spread to Benchmark Treasury:	T + 230 bps

Interest Payment Dates:	1st of every April and October, commencing October 1, 2009 (Record dates: 15th of March and September)

Day Count Convention:	30 / 360

Optional Redemption:	The Notes will be redeemable at Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.375% (37.5 basis points), plus (B) accrued interest to the redemption date.

Trade Date:	March 19, 2009

Settlement Date (T+3):	March 24, 2009

CUSIP Number:	911312AL0

ISIN Number:	US911312AL06

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citi, J.P. Morgan, Barclays Capital, UBS Investment Bank

Senior Co-Managers:	BNP Paribas, Goldman Sachs & Co., Wells Fargo Securities

Co-Managers:	CastleOak Securities, L.P., Credit Suisse, HSBC, Mitsubishi UFJ Securities, Ramirez & Co., Inc., RBC Capital Markets, RBS Greenwich Capital, Banca IMI, Societe Generale, The Williams Capital Group, L.P.

Listing:	None

Long-term Debt Ratings:	Moody’s, Aa3 (Stable); S&P, AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at (212) 834-4533, Barclays Capital toll free at (888) 227-2275, Ext. 2663, or UBS Investment Bank toll free at (877) 827-6444, Ext 561 3884.

Final Term Sheet

Filed Pursuant to Rule 433

Registration Statement No. 333-147737

March 19, 2009

UNITED PARCEL SERVICE, INC.

5.125% Notes Due 2019

Issuer:	United Parcel Service, Inc.

Aggregate Principal Amount Offered:	$ 1,000,000,000

Maturity Date:	April 1, 2019

Coupon (Interest Rate):	5.125%

Price to Public (Issue Price):	99.929%

Yield to Maturity:	5.134%

Benchmark Treasury:	2.750% due February 15, 2019

Benchmark Treasury Price and Yield:	101-14 and 2.584%

Spread to Benchmark Treasury:	T + 255 bps

Interest Payment Dates:	1st of every April and October, commencing October 1, 2009 (Record dates: 15th of March and September)

Day Count Convention:	30 / 360

Optional Redemption:	The Notes will be redeemable at Issuer’s option at any time, in whole or in part, at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on such Notes discounted to the redemption date on a semi-annual basis at the Treasury rate plus 0.40% (40 basis points), plus (B) accrued interest to the redemption date.

Trade Date:	March 19, 2009

Settlement Date (T+3):	March 24, 2009

CUSIP Number:	911312AK2

ISIN Number:	US911312AK23

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citi, J.P. Morgan, Banc of America Securities LLC, Morgan Stanley

Senior Co-Managers:	BNP Paribas, Goldman Sachs & Co., Wells Fargo Securities

Co-Managers:	CastleOak Securities, L.P., Credit Suisse, HSBC, Mitsubishi UFJ Securities, Ramirez & Co., Inc., RBC Capital Markets, RBS Greenwich Capital, Banca IMI, Societe Generale, The Williams Capital Group, L.P.

Listing:	None

Long-term Debt Ratings:	Moody’s, Aa3 (Stable); S&P, AA- (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407, J.P. Morgan Securities Inc. collect at (212) 834-4533, Banc of America Securities LLC toll free at (800) 294-1322, or Morgan Stanley toll free at (866) 718-1649.